UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 20, 2016

Park Hotels & Resorts Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37795	36-2058176
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7930 Jones Branch Drive, Suite 1100 McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

(703) 883-1000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Accounting Officer

On December 20, 2016, the Board of Directors of Park Hotels & Resorts Inc. (the “Company”) appointed Mr. Darren W. Robb, age 39, as the Company’s Senior Vice President and Chief Accounting Officer, effective immediately. In this role, Mr. Robb will act as the principal accounting officer of the Company.

Prior to joining the Company, Mr. Robb most recently served as Vice President, Global Head of Financial Reporting & Accounting Policy of Hilton Worldwide Holdings Inc. (“Hilton”) (NYSE: HLT), a hospitality company, from April 2013 until November 2016. Prior to his tenure at Hilton, Mr. Robb served as a senior manager with KPMG LLP, an accounting firm, in that firm’s national office from October 2010 until April 2013. Prior to that, Mr. Robb was in various roles at KPMG LLP from 1999 until 2010, providing audit and advisory services to clients in the real estate and hospitality industries. Mr. Robb received his Bachelor of Business Administration degree from James Madison University and is a CPA, licensed in the Commonwealth of Virginia.

In connection with Mr. Robb’s appointment, he will receive an annual base salary of $325,000 (“Base Salary”) starting from the date of the completion of the previously announced spin-off of the Company from Hilton, the Company’s parent. Mr. Robb will also be eligible to receive an annual bonus targeted at 45% of his Base Salary and an annual grant of long-term incentive awards targeted at 75% of his Base Salary.

Mr. Robb has no family relationships with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. Robb is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK HOTELS & RESORTS INC.

By:	/s/ Sean M. Dell’Orto
Sean M. Dell’Orto
Executive Vice President, Chief Financial Officer and Treasurer

Date: December 27, 2016